                                                                     Exhibit 5.1


                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170

                           TELEPHONE 617-832-1000   1747 PENNSYLVANIA AVE., N.W.
                           FACSIMILE 617-832-7000      WASHINGTON, D.C.  20006
                             http://www.fhe.com           TEL: 202-223-1200
                                                          FAX: 202-785-6687


                               September 15, 1998


Charles River Associates Incorporated
200 Clarendon Street
Boston, Massachusetts 02116

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today with the Securities and Exchange Commission by Charles River Associates Incorporated, a Massachusetts corporation (the "Company"), relating to 243,000 shares of the Company's common stock, without par value (the "Common Stock"), issuable pursuant to the Company's 1998 Employee Stock Purchase Plan (the "Plan").

         We are familiar with the Company's Amended and Restated Articles of Organization, its Amended and Restated By-Laws, the records of all meetings and consents of its Board of Directors and of its stockholders, and its stock records. We have examined such other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion.

         Based upon the foregoing, we are of the opinion that (a) the Company has corporate power adequate for the issuance in the manner set forth in the S-8 Registration Statement of the 243,000 shares of its Common Stock to be issued pursuant to the Plan and offered pursuant to the S-8 Registration Statement, (b) the Company has taken all necessary corporate action required to authorize the issuance and sale of such 243,000 shares and (c) when certificates for such shares have been duly executed and countersigned, and delivered against due receipt of the purchase price for such shares as described in the Plan, such shares will be validly and legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as part of the S-8 Registration Statement.

                                                     Very truly yours,

                                                     FOLEY, HOAG & ELIOT LLP


                                                     By:_____________________
                                                           A Partner